UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 20, 2014

MASTEC, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida

(State or Other Jurisdiction of Incorporation)

Florida	001-08106	65-0829355
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

800 S. Douglas Road, 12th Floor, Coral Gables, Florida 33134

(Address of Principal Executive Offices) (Zip Code)

(305) 599-1800

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.

On October 20, 2014 (the “Closing Date”), MasTec Network Solutions, LLC, a Florida limited liability company and a wholly owned subsidiary of MasTec, Inc., a Florida corporation (collectively, “MasTec”), acquired WesTower Communications Inc., a Delaware corporation (“WesTower”), pursuant to a Stock Purchase Agreement dated as of the Closing Date (the “Purchase Agreement”). WesTower is a telecommunications services firm, focusing on construction and maintenance of communications infrastructure related to wireless networks throughout the United States. WesTower currently provides services to a number of major wireless carriers through 16 regional operating offices located throughout the Eastern, Central and Western United States and currently has approximately 1,600 employees.

Pursuant to the Purchase Agreement MasTec acquired all of the issued and outstanding common stock of WesTower for approximately $199 million in cash, subject to customary purchase price adjustments. As of the Closing Date, WesTower had approximately $159 million in tangible net worth, composed primarily of working capital of approximately $151 million, including approximately $18 million of cash.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MASTEC, INC.

Date: October 20, 2014	By:	/s/ Alberto de Cardenas
Name: Alberto de Cardenas
Title: Executive Vice President, General Counsel and Secretary